Exhibit 12.1 - Computation of Ratios

Ratio of Earnings to Fixed Charges:

(in thousands)                                       Year Ended December 31,
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                                                  1999        1998        1997
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1. Income before taxes                           $48,668    $145,439    $126,870
2. Fixed charges:
   a. Interest expense                           228,658     240,684     232,494
   b. Interest component of rent expense           2,808       2,734       2,459
   c. Total fixed charges (line 2a+line 2b)      231,466     243,418     234,953
   d. Interest on deposits                       173,942     193,087     194,898
   e. Fixed charges excluding interest
      on deposits (line 2c-line 2d)               57,524      50,331      40,055
      2c-line 2d)
3. Income before taxes plus fixed charges:
   a. Including interest on deposits
      (line 1 + line 2c)                         280,134     388,857     361,823
   b. Excluding interest on deposits
      (line 1 + line 2e)                        $106,192    $195,770    $166,925
4. Ratio of earnings to fixed charges:
   a. Including interest on deposits
      (line 3a divided by line 2c)               1.21x       1.60x       1.54x
   b. Excluding interest on deposits
      (line 3b divided by line 2e)               1.85x       3.89x       4.17x
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